Final Prospectus
Filed pursuant to Rule 424(b)(3)
File No. 333-119768

Prospectus

3,116,804 Shares

Granite City Food & Brewery Ltd.

Common Stock

The shareholders identified on pages 10 through 17 are offering and selling 3,116,804 shares of our common stock under this prospectus.  Certain of such shares are issuable upon the exercise of warrants.  We will not receive any part of the proceeds from this offering.

Our common stock is listed on The Nasdaq SmallCap Market under the symbol “GCFB.”  On August 11, 2005, the closing sale price of our common stock was $5.35 per share.

Investing in our securities involves a high degree of risk.  You should review Risk Factors beginning on page 4 for information that you should consider carefully before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2005.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act.  Accordingly, we file reports, proxy statements and other information with the SEC.  You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act.  This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC.  For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC.  The information incorporated by reference is considered to be part of this registration statement.  Information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•                                          Annual Report on Form 10-KSB/A for the year ended December 28, 2004;

•                                          Quarterly Reports on Form 10-QSB for the quarterly periods ended March 29, 2005, and June 28, 2005;

•                                          Current Reports on Form 8-K filed on December 29, 2004, February 24, 2005, March 21, 2005, and June 16, 2005; and

•                                          Description of our units (each consisting of one share of common stock and one redeemable Class A Warrant to purchase one share of common stock), our common stock and our Class A Warrants contained in our Registration Statement on Form 8-A/A (File No. 000-29643) filed on March 19, 2001, as the same may be amended from time to time.

We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents.  Please direct written requests to Monica A. Underwood, Interim Chief Financial Officer and Corporate Controller, at 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416.  Please direct telephone requests to Ms. Underwood at (952) 525-2071.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you.  You should read this entire document carefully, including the other information to which we refer you, before you decide to invest.

Granite City Food & Brewery Ltd.

We operate nine casual dining restaurants featuring on-premises breweries under the name Granite City Food & Brewery®.  The location of each restaurant and the month and year of its opening appear in the following chart:

Location	Opened
St. Cloud, Minnesota	June 1999
Sioux Falls, South Dakota	December 2000
Fargo, North Dakota	November 2001
West Des Moines, Iowa	September 2003
Cedar Rapids, Iowa	November 2003
Davenport, Iowa	January 2004
Lincoln, Nebraska	May 2004
Maple Grove, Minnesota	June 2004
Wichita, Kansas	July 2005

We developed these restaurants using proceeds from the sale of our securities, building and equipment leases, debt financing and cash flow from operations.  The last six units were built based upon the prototype we developed in early 2003.  These units were developed under our multi-site development agreement with a commercial developer that provides us with assistance in site selection, construction management and financing for new restaurants.  Under this agreement, we lease each new restaurant from our developer.

Using the proceeds from our 2004 private placement and equipment loans as needed, we intend to add three additional restaurants in 2005, six additional restaurants in 2006, and eight additional restaurants in 2007.  The remaining restaurants we plan to open in 2005 include one in the Minneapolis suburb of Eagan and two in the suburbs of Kansas City.  We anticipate that all of these restaurants will be designed based on our 2003 prototype.

In 2001, we developed a patent-pending brewing process called Fermentus Interruptus™.  We believe that Fermentus Interruptus improves the economics of our microbrewing process as it eliminates the initial stages of brewing and storage at multiple locations, thereby reducing equipment and development costs at new restaurant locations.  Having a common starting point for our initial brewing process creates consistency of taste for our product from unit to unit.  We believe this commissary brewing process will allow us to service approximately 30 locations from one wort production site.

We maintain a website at www.gcfb.net.  We make available on our website, free of charge, our annual, quarterly and current reports, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  The information contained on our website is not a part of this prospectus.

We were incorporated on June 26, 1997, as a Minnesota corporation.  Our executive offices are located at 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416, and our telephone number is (952) 525-2070.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks, including those described below.  You should consider carefully these risk factors, the other information included in this prospectus and the other information to which we refer you, before you decide to invest.

Risks Related to our Business

We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow.  Our operating experience has not been long enough for us to know whether we can achieve and sustain profitable operations and positive cash flow.  Our operating results can be affected by changes in guest tastes, the popularity of handcrafted beers, economic conditions in our markets, and the level of competition in our markets.

We may not be able to achieve and manage planned expansion.  We face many business risks associated with our proposed growth, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion.  We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls.  If we fail to continue to improve management, information systems and financial controls, or if we encounter unexpected difficulties during expansion, our business, financial condition, operating results and cash flows could be materially adversely affected.

We may be unable to recruit, motivate and retain qualified employees.  Our success depends, in part, upon our ability to attract, motivate and retain a sufficient number of qualified employees, including trained brewing personnel, restaurant managers, kitchen staff and wait staff, to keep pace with our expansion schedule.  Qualified individuals needed to fill these positions could be in short supply in one or more of our markets.  Our inability to recruit, motivate and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows.  Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees, which could result in higher labor costs.

We may be unable to successfully compete with other restaurants in our markets.  The restaurant industry is intensely competitive.  There are many well-established competitors with greater financial, marketing, personnel and other resources than ours, and many of such competitors are well established in the markets where we have restaurants, or in which we intend to establish restaurants.  Additionally, other companies may develop restaurants with similar concepts in our markets.  Any inability to successfully compete with restaurants in our markets could prevent us from increasing or sustaining our revenues and result in a material adverse effect on our business, financial condition, results of operations or cash flows.  We may also need to make changes to our established concept in order to compete with new and developing restaurant concepts that become popular within our markets.  We cannot assure you that we will be successful in implementing such changes or that these changes will not reduce our profitability.

Changes in consumer preferences or discretionary consumer spending could negatively impact our results.  Our operating results may be affected by changes in guest tastes, the popularity of handcrafted beers, general economic and political conditions and the level of competition in our markets.  Our continued success depends, in part, upon the popularity of micro-brewed beers and casual, broad menu restaurants.  Shifts in consumer preferences away from these beers and this dining style could materially adversely affect our future profitability.  Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income and consumer confidence.  In a weak economy, our customers may reduce their level of discretionary spending which could impact the frequency with which our customers choose to dine out or the amount they spend when they do dine out, thereby reducing our revenues.  Adverse economic conditions and changes in consumer preferences could reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results and cash flows.

Our business could be materially adversely affected if we are unable to expand in a timely and profitable manner.  To continue to grow, we must open new restaurants on a timely and profitable basis.  We may experience delays in restaurant openings which could materially adversely affect our business, financial condition, operating results and cash flows.  Our ability to expand successfully depends upon a number of factors, some of which are beyond our control, including:

•                                          identification and availability of suitable restaurant sites;

•                                          competition for restaurant sites;

•                                          management of construction and development costs of new restaurants;

•                                          availability of financing for the purchase or lease of restaurant and brewing equipment and leasehold improvements;

•                                          securing required governmental approvals, licenses and permits;

•                                          recruitment of qualified operating personnel, particularly general managers and kitchen managers; and

•                                          competition in new markets.

In addition, we contemplate entering geographic markets in which we have no operating experience.  These new markets may have demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns different than those present in our existing markets, which may cause our new restaurants to be less successful than our existing restaurants.

Unanticipated costs or delays in the development or construction of our restaurants could prevent our timely and cost-effective opening of new restaurants.  Our developer depends upon contractors for the construction of our restaurants.  After construction, we invest heavily in leasehold improvements for completion of our restaurants.  Many factors could adversely affect the cost and time associated with our development of restaurants, including:

•                                          labor disputes;

•                                          shortages of materials and skilled labor;

•                                          adverse weather;

•                                          unforeseen construction problems;

•                                          environmental problems;

•                                          zoning problems;

•                                          federal, state and local government regulations;

•                                          modifications in design; and

•                                          other unanticipated increases in costs.

Any of these factors could give rise to delays or cost overruns which may prevent us from developing additional restaurants within anticipated budgets and expected development schedules.  Any such failure could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may be unable to fund our significant future capital needs in the long term and we may need additional funds sooner than anticipated.  To finance our expansion plans, we require funds for capital expenditures, pre-opening costs and to offset negative cash flow related to new restaurant openings.  We may not be able to obtain the future financing we need for expansion on acceptable terms.  If we do not generate sufficient cash flow from current operations or if financing is not available to us, we will have to curtail projected growth, which could materially adversely affect our business, financial condition, operating results and cash flows.  We may raise future capital through the issuance of our securities.  Depending upon the price at which we issue securities to fund expansion, your holdings may be diluted.  Specifically, our future expansion may be delayed or curtailed:

•                                          if future cash flows from operations fail to meet our expectations;

•                                          if costs and capital expenditures for new restaurant development exceed anticipated amounts;

•                                          if we incur unanticipated expenditures related to our operations;

•                                          if we are unable to obtain acceptable equipment financing of restaurants; or

•                                          if we are required to reduce prices to respond to competitive pressures.

Our operations depend upon governmental licenses or permits and we may face liability under dram shop statutes.  Our business depends upon obtaining and maintaining required food service, liquor and brewing licenses for each of our restaurants.  If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations.  We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as licensing requirements of states and municipalities where we operate restaurants.  Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to cease brewing and selling our beer.  Typically, licenses must be renewed annually and may be revoked and suspended for cause at any time.  State liquor and brewing laws may prevent or impede our expansion into certain markets.  Although we have not experienced, and do not anticipate, any significant problems in obtaining required licenses, permits or approvals, any delays or failures to obtain required licenses, permits or approvals could delay or prevent our expansion in a particular area.  In addition, our sale of alcoholic beverages subjects us to “dram shop” statutes in some states.  These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person.  If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results and cash flows could be materially and adversely affected.

Compliance with changing regulation of corporate governance, public disclosure and financial accounting standards may result in additional expenses and affect our reported results of operations.  Keeping informed of, and in compliance with, changing laws, regulations and standards relating to corporate governance, public disclosure and accounting standards, including the Sarbanes-Oxley Act, as well as new and proposed SEC regulations, Nasdaq Stock Market rules and accounting standards, has required an increased amount of management attention and external resources.  Compliance with such requirements may result in increased general and administrative expenses and an increased allocation of management time and attention to compliance activities.  Additionally, changes to existing rules or current practices may adversely affect our reported financial results.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.  As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their annual reports, including Annual Reports on Form 10-KSB, which we file.  In addition, the independent registered public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting as well as the operating effectiveness of the company’s internal controls over financial reporting.  We do not expect to be subject to these requirements for fiscal year 2005.  We are evaluating our internal controls over financial reporting in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls, as a required part of our annual report, beginning with our annual report for fiscal year 2006.

While we expect to expend significant resources during fiscal years 2005 and 2006 in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we will not comply with all of the requirements imposed thereby.  At present, there is no precedent available with which to measure compliance adequacy.  Accordingly, there can be no assurance that we will not receive an adverse report on our assessment of our internal controls over financial reporting and/or the operating effectiveness of our internal controls over financial reporting from our independent registered public accounting firm.

In the event we identify significant deficiencies or material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner or we receive an adverse report from our independent registered public accounting firm with respect to our internal controls over financial reporting, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

In addition to the above, in the event that our independent registered public accounting firm is unable to rely on our internal controls over financial reporting in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we could receive a qualified or adverse audit opinion on those financial statements.  In that event, the market for our common stock could be adversely affected.  In addition, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.

Because the value of our business depends primarily upon intangible assets, such as our business concept and development strategy, the value of your investment could decrease significantly in the event of liquidation.  Because we do not own the real estate at any of our existing locations, we only own the building at one existing location, we lease much of the equipment we use, and we do not plan to own the real estate or buildings in which our future restaurants will be located, our tangible assets mainly consist of inventory.  Until we establish a history of earnings, the value of our business that could be realized upon liquidation is comprised of intangible assets, including our business concept, development strategy, intellectual property, trademarks, goodwill and employee know-how.  If our business is not successful, the value of our intangible assets could decrease significantly.  The value of your investment could decrease as a result.

Risks Related to our Securities

Fluctuations in our operating results may decrease the price of our securities.  Our operating results may fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions.  Consequently, our operating results may fall below the expectations of public market analysts and investors for any given reporting period.  In that event, the price of our securities would likely decrease.

Our existing shareholders have significant control which could reduce your ability to receive a premium for your shares through a change in control.  As of August 3, 2005, our directors and executive officers, as a group, beneficially owned approximately 3,351,073 shares or 26.3% of our common stock.  As a result, they may be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support.  These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our common stock.  As a result, this concentration of ownership could depress our stock price.

If we do not maintain our Nasdaq listing, you may have difficulty reselling your units, common stock or Class A Warrants.  We will need to maintain certain financial and corporate governance qualifications to keep our units, common stock and Class A Warrants listed on Nasdaq.  We cannot assure you that we will at all times meet the criteria for continued listing on The Nasdaq SmallCap Market.  If we fail to maintain such qualifications, including a minimum bid price for our common stock of $1.00, our securities may be delisted.  In the event of delisting, trading, if any, would be conducted in the over-the-counter market in the so-called “pink sheets” or on the OTC Bulletin Board.  In addition, our securities could become subject to the SEC’s “penny stock rules.”  The penny stock rules would impose additional requirements on broker-dealers who effect trades in our securities, other than trades with their established customers and accredited investors.  Consequently, the delisting of our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell our securities.  If any of these events take place, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would.

If we do not maintain the effectiveness of our initial public offering prospectus, holders of our Class A Warrants will be unable to exercise such warrants.  Holders of our Class A Warrants will be able to exercise the Class A Warrants only if a current prospectus relating to the shares underlying the Class A Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which such holder resides.  We will use our best efforts to (a) maintain the effectiveness of a current prospectus covering the shares underlying the Class A Warrants and (b) maintain the registration of such shares under the securities laws of the states in which we initially qualified the units for sale in our initial public offering.  We cannot assure you that we will actually be able to do so.  We cannot issue shares upon the exercise of Class A Warrants if the prospectus covering the shares is not kept effective or if the exercise of the Class A Warrants is not qualified or exempt from qualification in the state where the exercising holder resides.

We may redeem the Class A Warrants at a price less than market value.  We may redeem the Class A Warrants at $0.01 per share if the closing bid price of our common stock exceeds $5.83 per share, subject to adjustment, for 45 consecutive trading days.  As a result of anti-dilution adjustments applicable to the Class A Warrants through the date of this prospectus, the foregoing redemption threshold adjusted from $6.25 to $5.83.  We must give 20 days written notice of such redemption.  If we redeem the Class A Warrants, holders will lose their right to exercise the Class A Warrants except during the 20-day redemption period.  Redemption of the Class A Warrants could force holders to exercise the Class A Warrants at a time when it may be disadvantageous for them to do so or to sell the Class A Warrants at the then current market price or accept the redemption price, which could be substantially less than the market value of the Class A Warrants at the time of redemption.

Special note regarding our forward-looking statements.  This prospectus and the documents incorporated herein by reference contain various forward-looking statements within the meaning of Section 21E of the Exchange Act.  Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.  When used in this prospectus and the documents incorporated herein by reference, the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates” and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated.  Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth herein under the caption Risk Factors.  Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements.  Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us.  We caution you to keep in mind the cautions and risks described herein and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.  Unless otherwise noted, the shares listed below represent the shares that each selling shareholder beneficially owned on August 3, 2005.  Percentage of outstanding shares beneficially owned is based on 11,623,285 shares of common stock issued and outstanding.  Unless otherwise noted, the address of each selling shareholder is 730 East Lake Street, Wayzata, MN 55391.

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering		Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)	Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering

Aethlon Capital LLC
4920 IDS Center
80 South Eighth Street
Minneapolis, MN 55402	53,846	(3)		*	53,846	(3)	0	—

Daniel B. and Linda O. Ahlberg JTWROS	14,000			*	14,000		0	—

Alice Ann Corporation	21,000			*	21,000		0	—

William H. Baxter TTEE FBO William H. Baxter Rev Tr u/a dtd 7/3/96	14,000			*	14,000		0	—

Dean Belbas Revocable Trust dated March 18, 1998
2501 S. Kiwanis Avenue #112
Sioux Falls, SD 57105	127,996	(4)	1.1%		28,000		99,996		*

David C. & Carol O. Brown TTEE’s FBO David C. and Carol O. Brown Rev Tr u/a dtd 10/23/97	21,000			*	21,000		0	—

Brust Limited Partnership	14,000			*	14,000		0	—

David P. Buck and Suellen E. Buck
4075 West 51st Street, #301
Edina, MN 55425	36,031	(5)		*	10,769		25,262		*

Burguete Investment
Partners, L.P.
435 Martin St., Ste 3090
Blaine, WA 98230	20,000	(3)		*	20,000	(3)	0	—

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering	Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)	Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering

Claudio Chiuchiarelli (6)
100 Drake’s Landing, Ste 125
Greenbrae, CA 94904	123,077	(3)	1.1%	123,077	(3)	0	—

Gary E. Clipper and Leslie J. Clipper JTWROS	14,000		*	14,000		0	—

Craig-Hallum Capital Group LLC
222 South Ninth Street, Ste 350
Minneapolis, MN 55402	76,884	(3)	*	76,884	(3)	0	—

Craig-Hallum Partners LP
222 South Ninth Street, Ste 350
Minneapolis, MN 55402	40,000	(3)	*	40,000	(3)	0	—

Crestview Capital Master, LLC
95 Revere Drive, Ste A
Northbrook, IL 60062	123,077	(3)	1.1%	123,077	(3)	0	—

Donald A. Dunham, Jr.
230 South Phillips Ave., Ste. 202
Sioux Falls, SD 57104	268,103	(7)	2.3%	60,754	(7)	207,349	1.8%

Larry E. and Charlotte Eilts
43496 264th Street
Bridgewater, SD 57319	15,694	(7)	*	5,503	(7)	10,191		*

Dennis Fields
2135 Myrtlewood Lane
Lakewood, CO 80215	6,879	(7)	*	6,879	(7)	0	—

Erik Franklin
534 Openaki Road
Denville, NJ 07834	60,000	(8)	*	60,000	(8)	0	—

Global Bermuda Limited Partnership
601 Carlson Parkway, Ste 200
Minnetonka, MN 55305	61,538	(7)	*	61,538	(7)	0	—

Brian L. Grady
3736 S. Jesse James Ct.
Sioux Falls, SD 57103	6,879	(7)	*	6,879	(7)	0	—

Granite Partners, LLC
308 East Pennbrook Circle
Sioux Falls, SD 57108	185,343	(9)	1.6%	185,343	(9)	0	—

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering	Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)		Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering

Chad Hatch
1803 Overlook Ridge Road
Brookings, SD 57006	20,765	(7)	*	4,127	(7)	16,638			*

Joseph and Ann Lewis Henkin
2400 Old Yankton Road
Sioux Falls, SD 57108	21,538		*	21,538		0		—

HFR RVA Combined Master Trust
3033 Excelsior Blvd, Ste 300
Minneapolis, MN 55416	12,000	(7)	*	12,000	(7)	0		—

Blake Hoffman
3513 South Marson Manor Circle
Sioux Falls, SD 57103	54,940	(7)	*	13,757	(7)	41,183			*

Hopkins Financial Corporation
c/o Jeff Smith
100 East Havens
Mitchell, SD 57301	50,669	(7)	*	9,905	(7)	40,764			*

James J. Hvistendahl
7625 Echo Point Road
Cannon Falls, MN 55009	13,768	(7)	*	3,577	(7)	10,191			*

JAM Investments, LLC
600 S. Main Avenue, Ste. 102
Sioux Falls, SD 57104	6,879	(7)	*	6,879	(7)	0		—

Mark A. Jensen
PO Box 72
Beresford, SD 57004	52,814	(7)	*	9,905	(7)	42,909			*

Gregory A. Johnson
304 East 27th Street
Sioux Falls, SD 57105	54,521	(7)	*	13,757	(7)	40,764			*

Steve Kirby
122 South Phillips Avenue, Ste. 300
Sioux Falls, SD 57104	1,621,879	(10)	13.9%	14,858	(7)	1,607,021	(11)	13.8%

Gary S. Kohler
11554 Cedar Pass
Minnetonka, MN 55305	743,913	(12)	6.3%	70,000	(13)	673,913	(14)	5.7%

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering	Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)		Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering

Daniel L. Krieger Revocable Trust dtd 3-21-2000
225 Northbrook Circle
Ames, IA 50014	6,328	(7)	*	6,328	(7)	0		—

Elizabeth J. Kuehne	14,000		*	14,000		0		—

Lakeshore International, Ltd
601 Carlson Parkway, Ste 200
Minnetonka, MN 55305	246,154	(7)	2.1%	246,154	(7)	0		—

Joel C. Longtin CGM IRA Custodian
3800 Country Club Blvd.
Sioux City, IA 51104	6,328	(7)	*	6,328	(7)	0		—

Steve Lynch
8271 E. Greenview Drive
Gold Canyon, AZ 85218	13,630	(7)	*	3,439	(7)	10,191			*

Richard L. Martin
2012 S. Austin Drive
Sioux Falls, SD 57105	6,879	(7)	*	6,879	(7)	0		—

Jerry E. Mathwig
9031 Avila Cove
Eden Prairie, MN 55347	106,366	(15)	*	43,077		63,289			*

Oral & Maxillofacial Surgeons
Pension Plan FBO Donald Vap u/a dtd 2/1/1970	14,000		*	14,000		0		—

Eugene E. McGowan
308 East Pennbrook Circle
Sioux Falls, SD 57108	380,595	(16)	3.2%	39,430	(7)	341,165	(17)	2.9%

Minnesota Investment Network Corporation
1600 University Avenue W, Ste. 401
St. Paul, MN 55104	6,879	(7)	*	6,879	(7)	0		—

Kent Morstad
4505 S. Duluth
Sioux Falls, SD 57105	5,503	(7)	*	5,503	(7)	0		—

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering		Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)	Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering

MSM Partnership, L.L.P.
5100 West 8th Street
Sioux Falls, SD 57107	109,042	(7)		*	27,515	(7)	81,527		*

Dan Nabedrick
8014 Olson Memorial Hwy.
Golden Valley, MN 55427	2,751	(7)		*	2,751	(7)	0	—

Dennis Neeser
7413 Point Lake Drive
Willmar, MN 56201	6,879	(7)		*	6,879	(7)	0	—

James I. Nickel
1645 Oakwood Drive
Worthington, MN 56187	1,376	(7)		*	1,376	(7)	0	—

Charles Richard Patton
7852 Bailey Drive
Eden Prairie, MN 55347	14,000			*	14,000		0	—

John A. and Denita M. Pesicka
2828 E. Granny Smith Place
Sioux Falls, SD 57103	12,942	(7)		*	2,751	(7)	10,191		*

Richard J. Plahn
13831 Skyline Drive
Spicer, MN 56288	13,957	(7)		*	13,757	(7)	200		*

Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA	21,000			*	21,000		0	—

Piper Jaffray as Custodian FBO Bradley A. Erickson IRA	21,000			*	21,000		0	—

Piper Jaffray as Custodian FBO Dan Lastavich IRA	14,000			*	14,000		0	—

Piper Jaffray as Custodian FBO Michael E. McElligott SPN/PRO	14,000			*	14,000		0	—

Piper Jaffray as Custodian FBO Charles W. Pappas IRA	14,000			*	14,000		0	—

Piper Jaffray as Custodian FBO David H. Potter IRA	32,305			*	32,305		0	—

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering		Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)		Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering

Piper Jaffray as Custodian FBO James B. Wallace SPN/PRO	21,000			*	21,000		0		—

Piper Jaffray as Custodian FBO Michael R. Wilcox IRA	14,000			*	14,000		0		—

Pleiades Investment Partners-R, L.P.
153 East 53rd Street, 26th Floor
New York, NY 10022	59,316	(18)		*	59,316	(18)	0		—

Potomac Capital International Ltd.
153 East 53rd Street, 26th Floor
New York, NY 10022
	47,384			*	47,384		0		—
Potomac Capital Partners, L.P.
153 East 53rd Street, 26th Floor
New York, NY 10022	98,884	(19)		*	98,884	(19)	0		—

John T. Potter	14,000			*	14,000		0		—

R & R Partnership
c/o Rob and Rick Everist
P.O. Box 5829
Sioux Falls, SD 57117	95,284	(7)		*	13,757	(7)	81,527			*

Raymond James & Associates Inc. CSDN FBO J. Richard Gilliland IRA u/a/d 5/6/05	14,000			*	14,000		0		—
Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, FL 33716

Alan R. Reckner	14,000			*	14,000		0		—

Robert E. and Barbara J. Rehal JT TEN
2821 Mulberry Ct.
Sioux City, IA 51106	46,267	(7)		*	5,503	(7)	40,764			*

Dermot F. Rowland
6100 Auto Club Road
Bloomington, MN 55438	117,730	(20)	1.0%		22,400		95,330	(21)		*

Judy and Dave Sabag, Joint Tenants
456 East Deerfield Circle
Dakota Dunes, SD 57049	1,376	(7)		*	1,376	(7)	0		—

Carolyn Salon	14,000			*	14,000		0		—

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering		Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)		Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering

Joel A. Salon	14,000			*	14,000		0		—

Ronald D. Schaap
2323 Baihly Hills Dr. SW
Rochester, MN 55902	12,667	(7)		*	2,476	(7)	10,191			*

Marvin W. Schenk
5246 NE Fillmore
Minneapolis, MN 55421	64,387	(22)		*	14,000		50,387			*

Judy Schmidt
312 Lake Avenue
Worthington, MN 56187	2,064	(7)		*	2,064	(7)	0		—

Schmidt & Associates
312 Lake Avenue
Worthington, MN 56187	13,630	(7)		*	3,439	(7)	10,191			*

Paul A. Schock
4201 S. Vista Lane
Sioux Falls, SD 57105	92,724	(7)		*	12,382	(7)	80,342			*

Dr. Paul C. Seel and Nancy S. Seel JTWROS	14,000			*	14,000		0		—

Bruce H. Senske
7012 Royal Link Court
Eden Prairie, MN 55346	96,327	(23)		*	15,077		81,250	(24)		*

SF Capital Partners Ltd
3600 South Lake Drive
St. Francis, WI 53235	79,999	(25)		*	79,999	(25)	0		—

Lawrence Shapiro
60 Garden Park
Golden Valley, MN 55427	17,957	(7)		*	13,757	(7)	4,200			*

E. Terry Skone	14,000			*	14,000		0		—

Tyler Stowater
2004 River Bluff Drive
Brandon, SD 57005	16,633	(7)		*	4,127	(7)	12,506			*

Selling Shareholder	Shares Beneficially Owned Before Offering (1)(2)		Percent of Outstanding Shares Beneficially Owned Before Offering		Shares Offered (2)		Shares Beneficially Owned if All Shares Offered are Sold in the Offering (1)	Percent of Outstanding Shares Beneficially Owned if All Shares Offered are Sold in the Offering

Cedric A. and Margaret E. Veum TTEE’s FBO Cedric A. and Margaret E. Veum Living Trust u/a dtd 6/20/96	14,000			*	14,000		0	—

Manuel A. Villafana	14,000			*	14,000		0	—

Donald O. and Janet M. Voight TTEE’s FBO Janet M. Voight Trust u/a dtd 8/29/96	21,000			*	21,000		0	—

Esther M. Wagenheim
125 Adams Road
Pittsford, VT 05763	53,845			*	53,845		0	—

Richard Wagenheim
432 N. Fig Tree Lane
Plantation, FL 33317	93,074	(26)		*	43,077		49,997		*

Scott M. Ward
PO Box 1220
Dakota Dunes, SD 57149	54,521	(7)		*	13,757	(7)	40,764		*

Wedbush Morgan Securities cust f/b/o Jeffrey A. Sowada IRA
34 Peninsula Road
Dellwood, MN 55110	24,651	(3)	*		24,651	(3)	0	—

Whitebox Intermarket Partners, L.P.
3033 Excelsior Blvd, Ste 300
Minneapolis, MN 55416	725,456	(27)	6.1%		634,153	(28)	91,303		*

David J. Witzke, MD
911 East 20th Street
Sioux Falls, SD 57105	80,935	(7)		*	40,171	(7)	40,764		*

Lance R. Wolf
3426 S. 20th Street
Fargo, ND 58104	38,003	(7)		*	11,006	(7)	26,997		*

*                                         Represents less than one percent.

(1)                                  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of July 6, 2005.

(2)                                  Except as otherwise noted, the shares reported in this column represent shares of common stock and warrants to purchase a number of shares of common stock equal to 40% of such shares.

(3)                                  Represents shares purchasable pursuant to the exercise of warrants.

(4)                                  Represents 119,996 shares of common stock and warrants to purchase 8,000 shares of common stock.

(5)                                  Represents 32,954 shares of common stock and warrants to purchase 3,077 shares of common stock.

(6)                                  Mr. Chiuchiarelli acquired warrants to purchase 123,077 shares of common stock in a private transaction with Constable Capital LLC and Constable Capital QP LLC pursuant to a warrant purchase agreement dated June 3, 2005.

(7)                                  Represents shares of common stock.

(8)                                  Represents 40,000 shares of common stock and warrants to purchase 20,000 shares of common stock.

(9)                                  Represents 15,128 shares of common stock and warrants to purchase 170,215 shares of common stock.

(10)                            Represents (a) 85,211 shares of common stock, (b) 1,481,780 shares of common stock held by Bluestem Capital Partnership III, L.P., (c) 24,888 shares of common stock held by Bluestem Capital Company, LLC and (d) options to purchase 30,000 shares of common stock.

(11)                            Represents (a) 70,353 shares of common stock, (b) 1,481,780 shares of common stock held by Bluestem Capital Partnership III, L.P., (c) 24,888 shares of common stock held by Bluestem Capital Company, LLC and (d) options to purchase 30,000 shares of common stock.

(12)                            Represents (a) 93,582 shares of common stock, (b) warrants to purchase 4,178 shares of common stock, and (c) 461,538 shares of common stock and warrants to purchase 184,615 shares of common stock held by Whitebox Intermarket Partners, L.P., in which, upon information and belief, Mr. Kohler is deemed to have a beneficial interest.  The number of shares reported herein as shares offered do not include shares owned by Whitebox Intermarket Partners, L.P.

(13)                            Represents 65,822 shares of common stock and warrants to purchase 4,178 shares of common stock.

(14)                            Represents (a) 27,760 shares of common stock and (b) 461,538 shares of common stock and warrants to purchase 184,615 shares of common stock held by Whitebox Intermarket Partners, L.P., in which, upon information and belief, Mr. Kohler is deemed to have a beneficial interest.  The number of shares reported herein as shares offered do not include shares owned by Whitebox Intermarket Partners, L.P.

(15)                            Represents 94,058 shares of common stock and warrants to purchase 12,308 shares of common stock.

(16)                            Represents (a) 165,252 shares of common stock, (b) 15,128 shares of common stock held by Granite Partners, LLC, (c) warrants to purchase 170,215 shares of common stock held by Granite Partners, LLC, and (d) options to purchase 30,000 shares of common stock.  The number of shares reported herein as shares offered does not include shares owned by Granite Partners, LLC.

(17)                            Represents (a) 125,822 shares of common stock, (b) 15,128 shares of common stock held by Granite Partners, LLC, (c) warrants to purchase 170,215 shares of common stock held by Granite Partners, LLC, and (d) options to purchase 30,000 shares of common stock.  The number of shares reported herein as shares offered does not include shares owned by Granite Partners, LLC.

(18)                            Represents 40,854 shares of common stock and warrants to purchase 18,462 shares of common stock.

(19)                            Represents 69,346 shares of common stock and warrants to purchase 29,538 shares of common stock.

(20)                            Represents (a) 96,330 shares of common stock, (b) warrants to purchase 6,400 shares of common stock, and (c) options to purchase 15,000 shares of common stock.

(21)                            Represents 80,330 shares of common stock and options to purchase 15,000 shares of common stock.

(22)                            Represents 60,387 shares of common stock and warrants to purchase 4,000 shares of common stock.

(23)                            Represents (a) 17,019 shares of common stock, (b) warrants to purchase 4,308 shares of common stock, and (c) options to purchase 75,000 shares of common stock.

(24)                            Represents 6,250 shares of common stock and options to purchase 75,000 shares of common stock.

(25)                            Represents 18,461 shares of common stock and warrants to purchase 61,538 shares of common stock.

(26)                            Represents 80,766 shares of common stock and warrants to purchase 12,308 shares of common stock.

(27)                            Represents 540,841 shares of common stock and warrants to purchase 184,615 shares of common stock.

(28)                            Represents 449,538 shares of common stock and warrants to purchase 184,615 shares of common stock.

Sales to Selling Shareholders

During the third quarter of 2004, we entered into a securities purchase agreement with accredited investors for the sale of approximately $8.5 million of common stock and warrants.  We agreed to sell 2,614,609 shares of common stock at an offering price of $3.25 per share.  Craig-Hallum Capital Group LLC and Aethlon Capital, LLC served as our placement agents.  We also agreed to sell five-year warrants to purchase an aggregate of 1,045,844 shares of common stock at an exercise price of $5.00 per share, subject to certain anti-dilution adjustments.  In connection with such placement, we agreed to issue our agents warrants to purchase an aggregate of 130,730 shares of common stock at an exercise price of $5.00 per share, subject to certain anti-dilution adjustments, and agreed to pay our agents cash commissions aggregating $424,874.  This registration covers all of the shares of common stock issued and issuable in such private placement, all of the shares of common stock issuable upon exercise of the investor warrants and all of the shares of common stock issuable upon exercise of the agent warrants.

Relationships with Selling Shareholders

Granite Partners LLC, an entity over which Eugene E. McGowan, one of our directors, exercises control, purchased 425,538 shares and warrants for the purchase of 170,215 shares for total consideration of $1,383,000.  In addition, Whitebox Intermarket Partners, L.P. purchased 461,538 shares and warrants for the purchase of 184,615 shares for total consideration of $1,500,000.  Due to the foregoing purchases, Granite Partners and Whitebox Intermarket Partners each became beneficial owners of more than 5% of our common stock.  Also in connection with the private placement, Bruce H. Senske, one of our directors, purchased 10,769 shares and warrants for the purchase of 4,308 shares for total consideration of $35,000, and Dermot F. Rowland, one of our directors, purchased 16,000 shares and warrants for the purchase of 6,400 shares for total consideration of $52,000.  Richard Wagenheim and Ester M. Wagenheim, two of the selling shareholders, are non-household adult family members of Steven J. Wagenheim, our President, Chief Executive Officer and a member of our board of directors.

In July 2005, Granite Partners completed a pro-rata distribution to its members of 410,410 shares covered by this prospectus.  This prospectus lists as selling shareholders such distributees.  As a result of such distribution, Granite Partners is no longer a beneficial owner of more than 5% of our common stock, and Eugene E. McGowan, Steve T. Kirby and Donald A. Dunham, Jr., among others, each came to be listed as selling shareholders in this prospectus.

Eugene E. McGowan, who serves as one of our directors, has a business relationships with Granite Partners such that he may be deemed to be the beneficial owner of the securities it holds.

Steve T. Kirby owns 50% of the membership interests of Bluestem Capital Company III, LLC, which is a 1% general partner of Bluestem Capital Partners III Limited Partnership and a 3% private limited partner of Bluestem Capital Partners III Limited Partnership.  Mr. Kirby serves as vice president of Bluestem Capital Company III.  Bluestem Capital Partners III Limited Partnership is a beneficial owner of more than 10% of our common stock.  Mr. Kirby formerly served as one of our directors.

In October 2002, we entered into a development agreement with Dunham Capital Management L.L.C., an entity controlled by Donald A. Dunham, Jr., for the development of restaurants.  The development agreement gives Dunham Capital Management the right to develop, construct and lease up to 22 restaurants for us prior to December 31, 2012.  We are not bound to authorize the construction of restaurants during that time period, but generally cannot use another developer to develop or own a restaurant as long as the development agreement is in effect.  We can use another developer if Dunham Capital Management declines to build a particular restaurant, if the agreement is terminated because of a default by Dunham Capital Management, or if our company is sold or merged into another company.  In the case of a merger or sale of our company, the development agreement may be terminated at such time as Dunham Capital Management has completed seven restaurants under the agreement.  As of August 3, 2005, six restaurants had been constructed for us under this development agreement.  Mr. Dunham also exercises control over Granite Partners.

Registration Rights of Selling Shareholders

In connection with the securities purchase agreement, we entered into a registration rights agreement with the investors whereby we agreed to prepare and file with the SEC registration statements covering the resale of all registrable securities on a continuous basis pursuant to a “shelf” registration statement, and to use our best efforts to keep the registration statement effective until the earlier of the fifth anniversary after its effective date or the date on which all of such securities have been sold or may be sold by the holders pursuant to SEC Rule 144(k).  Such registration statement(s) will be at the expense of our company.  If a registration statement is not filed on or before its filing date, or a registration statement is not declared effective on or prior to a required effectiveness date, or after its effective date, a registration statement ceases to be effective for more than an aggregate of 20 trading days in any 12-month period, we have agreed to pay each holder an amount as liquidated damages equal to 1.0% of the aggregate investment amount paid by the holder for shares pursuant to the securities purchase agreement and on each monthly anniversary of our failure to effect such registration.

Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

Limitation of Liability and Indemnification

We have also agreed to customary provisions with respect to the indemnification of investors, their officers, directors, agents, investment advisors, partners, members and employees and controlling persons against losses and expenses incurred or arising out of untrue or alleged untrue statements of material fact in any registration statement or prospectus, and the holders have agreed to indemnify our company, directors, officers, agents, employees and controlling persons against losses arising out of an investor’s failure to comply with prospectus delivery requirements or any untrue statement of material fact in any registration statement or prospectus furnished by an investor in writing for use therein.  We and our private placement agents have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  Indemnification of our officers, directors and employees is also provided pursuant to Minnesota statute, our articles of incorporation and our bylaws.  As permitted by Section 302A.251 of the Minnesota Statutes, Article 9 of our articles of incorporation provides that we will indemnify and may, in the discretion of our board of directors, insure our current and former directors, officers and employees in the manner and to the fullest extent permitted by law.  Section 6.1 of our bylaws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons:  (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

USE OF PROCEEDS

All of the net proceeds from the sale of the shares will go to the selling shareholders.  Accordingly, we will not receive any proceeds from the sale of the shares.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          to cover short sales made after the date that this registration statement is declared effective by the SEC;

•                                          broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon the company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers.  Each selling shareholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised each selling shareholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC.  If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock.  The company and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  If the selling shareholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

For purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares.

EXPERTS

The financial statements as of December 28, 2003 and December 28, 2004 and for each of the years then ended, incorporated by reference in this prospectus, have been audited by Schechter Dokken Kanter Andrews & Selcer Ltd., independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

3,116,804 Shares

Granite City Food & Brewery Ltd.

Common Stock

PROSPECTUS

August 12, 2005

You should rely on the information contained in this document or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  You should not assume that the information in this document is accurate as of any date other than the date on the front of this document.  This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Available Information
Incorporation of Certain Documents by Reference
Prospectus Summary
Risk Factors
Selling Shareholders
Use of Proceeds
Plan of Distribution
Legal Matters
Experts